Exhibit 99.1

PRESS RELEASE

For Release, 9:10AM EST March 11, 2020

Neonode Reports Year Ended December 31, 2019 Financial Results

STOCKHOLM, SWEDEN – March 11, 2020 – Neonode Inc. (NASDAQ: NEON), the optical interactive sensing technology company, today reported financial results for the fiscal year ended December 31, 2019.

FINANCIAL SUMMARY FOR THE FISCAL YEAR ENDED DECEMBER 31, 2019:

●	Revenue of $6.6 million, a decrease of 22.2% compared to prior year
●	Operating expenses of $11.7 million, an increase of 1.7% over the prior year
●	Net loss attributable to Neonode, Inc. of $5.3 million, or $0.60 per share compared to $3.1 million, or $0.52 per share for prior year
●	Cash used by operations of $3.5 million compared to $2.9 million for prior year

THE BOARD OF DIRECTOR’S CHAIRMAN SUMMARY

New Executive Leadership

The 2019 financial results are below our expectations. The addition of Urban Forssell as our CEO gives the company experienced top level leadership to take the company to profitability.

●	Throughout his career as a CEO and senior management Dr. Forssell successfully managed sales and engineering operations of technology-based products companies.
●	Dr. Forssell also brings a deep understanding of the automotive and other markets.
●	The company’s ability to convert the strong customer interest into revenue generating contracts is key moving forward.

Evaluating a Listing on NASDAQ Stockholm

●	The company’s Board of Directors is evaluating a dual public company listing on both Nasdaq Stock Market in the U.S. and the Nasdaq Stockholm in Sweden.
●	The company’s headquarters, management team and all critical operations are located in Stockholm, Sweden.
●	A significant number of the company’s shareholder base is located in Sweden and we believe growing each month.
●	A dual listing provides a more efficient marketplace for the shareholders in Sweden and Europe.
●	In summary, we believe a Nasdaq Stockholm listing will enhance overall shareholder value.

THE CEO’S COMMENTS

“I began my tenure as CEO at the beginning of the year and accepted the exciting challenge of turning the company into a profitable, customer-focused business. We have a very good base to build upon in the form of a strong technology and IP portfolio along with an impressive customer list and a well-recognized brand. We have also identified some very attractive new markets and specific customer applications for our technology. We are currently engaged with several new customer projects in the automotive, medical and avionics markets. These projects will help us grow our revenues in the short and medium term. We are also in discussions with several customers concerning strategic partnerships that will support our long-term growth. Overall, we are positioning the company to grow revenues in our targeted B2B markets,” said Urban Forssell, CEO of Neonode.

“The COVID-19 Corona virus outbreak may have a negative impact on the company’s growth and overall business because of the risk for a global economic slowdown and more direct negative effects of the virus outbreak on our customers’ businesses. We are closely monitoring the developments to mitigate the aforementioned risks but also recognize potential opportunities with our optical touch and gesture control for medical and other systems,” concluded Dr. Forssell.

FINANCIAL OVERVIEW FOR THE FISCAL YEAR ENDED DECEMBER 31, 2019

Net revenue for fiscal 2019 was $6.6 million, a 22.2% decrease, compared to 2018. License fees were the majority of our total revenue in the past two years and decreased by 25% in 2019 as compared to 2018, primarily due to a 87% decrease in license fees earned from our e-reader customers and 27% decrease in license fees earned from our printer customers partially offset by a 13% increase in license fees from our automotive customers.

In October 2017 we began selling our sensor modules. We are focusing our efforts on our key markets such as: automotive, medical devices and industrial applications. During 2017, we entered into a U.S. distribution agreement with Digi-Key and they currently have a range of sensor modules and development kits for sale. We currently have supply agreements for sensor modules with 4 customers. We sold $560,000 and $227,000 of sensor modules in 2019 and 2018, respectively.

Non-recurring engineering fees (“NRE”) decreased 66.4% in 2019 as compared to 2018 due to a decline of new license customers and related NRE design projects. In 2019 and 2018, 0% and 80% respectively of our total NRE fees were earned from automotive projects. In 2019, 62% of total NRE fees were earned from avionics design projects.

Our combined total gross margin was 90% in 2019 compared to 89% in 2018. The slight increase in total gross margin in 2019 as compared to 2018 is primarily due to higher margin on sales of sensor modules which was partially offset by an increase in valuation reserves for slow moving and obsolete inventory and lower gross margins on our NRE projects in 2019. Our operating expense increased slightly in 2019 compared to 2018 and our overall operating expenses remain within budget.

Net loss attributable to Neonode, Inc. for fiscal 2019 was $5.3 million, or $0.60 per share, compared to a net loss of $3.1 million, or $0.52 per share, in fiscal 2018.

In fiscal 2019, our cash used by operations was $3.5 million compared to $2.9 million in fiscal 2018.

Cash and accounts receivable totaled $3.7 million and working capital was $2.4 million at December 31, 2019 compared to $8.4 million and $8.2 million at December 31, 2018, respectively.

For more information, please contact:

Investor Relations

David Brunton

Email: david.brunton@neonode.com

Chief Financial Officer

Maria Ek

E-mail: maria.ek@neonode.com

About Neonode

Neonode Inc. (NASDAQ:NEON) develops, manufactures and sells advanced sensor modules based on the company’s proprietary zForce AIR technology. Neonode zForce AIR Sensor Modules enable touch interaction, mid-air interaction and object sensing and are ideal for integration in a wide range of applications within the automotive, consumer electronics, medical, robotics and other markets. The company also develops and licenses user interfaces and optical interactive touch solutions based on its zForce CORE technology. To date, Neonode’s technology has been deployed in approximately 73 million products.

NEONODE, the NEONODE logo, ZFORCE and ZFORCE AIR are trademarks of Neonode Inc. registered in the United States and other countries.

For further information please visit www.neonode.com

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to expectations, future performance or future events, and the expected proceeds and closing of the private placement. These statements are based on current assumptions, expectations and information available to Neonode management and involve a number of known and unknown risks, uncertainties and other factors that may cause Neonode’s actual results, levels of activity, performance or achievements to be materially different from any expressed or implied by these forward-looking statements.

These risks, uncertainties, and factors are discussed under “Risk Factors” and elsewhere in Neonode’s public filings with the SEC from time to time, including Neonode’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are advised to carefully consider these various risks, uncertainties and other factors. Although Neonode management believes that the forward-looking statements contained in this press release are reasonable, it can give no assurance that its expectations will be fulfilled. Forward-looking statements are made as of today’s date, and Neonode undertakes no duty to update or revise them.

NEONODE INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	As of December 31, 2019	As of December 31, 2018
ASSETS
Current assets:
Cash	$2,357	$6,555
Accounts receivable and unbilled revenues, net	1,324	1,830
Projects in process	8	-
Inventory	1,030	1,219
Prepaid expenses and other current assets	715	890
Total current assets	5,434	10,494

Investment in joint venture	3	3
Property and equipment, net	1,583	2,484
Operating lease right-of-use assets	416	-
Other assets	-	261
Total assets	$7,436	$13,242

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$555	$501
Accrued payroll and employee benefits	960	902
Accrued expenses	541	265
Deferred revenues	67	75
Current portion of finance lease obligations	568	570
Current portion of operating lease obligations	332	-
Total current liabilities	3,023	2,313

Finance lease obligations, net of current portion	508	1,133
Operating lease obligations, net of current portion	58	-
Total liabilities	3,589	3,446

Commitments and contingencies

Stockholders’ equity
Series B Preferred stock, 54,425 shares authorized with par value of $0.001; 0 and 82 shares issued and outstanding at December 31, 2019 and 2018, respectively. (In the event of dissolution, each share of Series B Preferred stock has a liquidation preference equal to par value of $0.001 over the shares of common stock)	-	-
Common stock, 15,000,000 shares authorized, with par value of $0.001; 9,171,154 and 8,800,313 shares issued and outstanding at December 31, 2019 and 2018, respectively	9	9
Additional paid-in capital	197,543	197,507
Accumulated other comprehensive loss	(639)	(456)
Accumulated deficit	(190,520)	(185,222)
Total Neonode Inc. stockholders’ equity	6,393	11,838
Noncontrolling interests	(2,546)	(2,042)
Total stockholders’ equity	3,847	9,796
Total liabilities and stockholders’ equity	$7,436	$13,242

NEONODE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Years Ended
	December 31, 2019	December 31, 2018
Revenues:
License fees	$5,966	$7,954
Sensor modules	560	227
Non-recurring engineering	120	357
Total revenues	6,646	8,538

Cost of revenues:
Sensor modules	499	638
Non-recurring engineering	184	283
Total cost of revenues	683	921

Total gross margin	5,963	7,617

Operating expenses:
Research and development	5,239	5,278
Sales and marketing	2,158	1,995
General and administrative	4,296	4,221

Total operating expenses	11,693	11,494
Operating loss	(5,730)	(3,877)

Other expense
Interest expense	(34)	(49)
Other expense	-	(3)
Total other expense	(34)	(52)

Loss before provision for income taxes	(5,764)	(3,929)

Provision for income taxes	38	13
Net loss including noncontrolling interests	(5,802)	(3,942)
Less: net loss attributable to noncontrolling interests	504	882
Net loss attributable to Neonode Inc.	$(5,298)	$(3,060)

Loss per common share:
Basic and diluted loss per share	$(0.60)	$(0.52)
Basic and diluted – weighted average number of common shares outstanding	8,844	5,884

NEONODE INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Years Ended
	December 31, 2019	December 31, 2018

Net loss including noncontrolling interests	$(5,802)	$(3,942)
Other comprehensive income (loss):
Foreign currency translation adjustments	(183)	(357)
Comprehensive loss	(5,985)	(4,299)
Less: Comprehensive loss attributable to noncontrolling interests	504	882
Comprehensive loss attributable to Neonode Inc.	$(5,481)	$(3,417)

NEONODE INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands)

	Series B Preferred Stock Shares Issued	Series B Preferred Stock Amount	Common Stock Shares Issued	Common Stock Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Neonode Inc. Stockholders’ Equity	Noncontrolling Interests	Total Stockholders’ Equity
Balances, January 1, 2018	83	$-	5,859	$6	$192,861	$(99)	$(183,745)	$9,023	$(1,160)	$7,863

Adjustment related to adoption of ASC 606 revenue recognition	-	-	-	-	-	-	1,583	1,583	-	1,583

Stock option compensation expense to employees and directors	-	-	-	-	29	-	-	29	-	29

Conversion of Series B Preferred Stock to common stock	(1)	-	-	-	-	-	-	-	-	-

Proceeds from sale of common stock, net of offering costs	-	-	2,941	3	4,617	-	-	4,620	-	4,620

Foreign currency translation adjustment	-	-	-	-	-	(357)	-	(357)	-	(357)

Net loss	-	-	-	-	-	-	(3,060)	(3,060)	(882)	(3,942)

Balances, December 31, 2018	82	-	8,800	9	197,507	(456)	(185,222)	11,838	(2,042)	9,796

Conversion of Series B Preferred Stock to common stock	(82)	-	11	-	-	-	-	-	-	-

Common stock issued upon excersise of common stock warrants	-	-	360	-	36	-	-	36	-	36

Foreign currency translation adjustment	-	-	-	-	-	(183)	-	(183)	-	(183)
Net loss	-	-	-	-	-	-	(5,298)	(5,298)	(504)	(5,802)
Balances, December 31, 2019	-	$-	9,171	$9	$197,543	$(639)	$(190,520)	$6,393	$(2,546)	$3,847

NEONODE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended
	December 31, 2019	December 31, 2018

Cash flows from operating activities:
Net loss (including noncontrolling interests)	$(5,802)	$(3,942)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	-	29
Bad debt expense	105	-
Write-off of prepaids	414	-
Depreciation and amortization	855	1,008
Amortization of operating lease right-of-use assets	404	-
Loss on disposal of property and equipment	-	6
Changes in operating assets and liabilities:
Accounts receivable	397	481
Projects in process	(8)	1
Inventory	124	(142)
Prepaid expenses and other current assets	(19)	556
Accounts payable and accrued expenses	454	41
Deferred revenues	(429)	(897)
Operating lease obligations	(12)	-

Net cash used in operating activities	(3,517)	(2,859)

Cash flows from investing activities:
Purchase of property and equipment	(89)	(236)
Proceeds from sale of property and equipment	-	4

Net cash used in investing activities	(89)	(232)

Cash flow from financing activities:
Proceeds from issuance of common stock and warrants, net of offering costs	36	4,620
Principal payments on finance lease obligations	(535)	(551)
Net cash (used in) provided by financing activities	(499)	4,069

Effect of exchange rate changes on cash	(93)	(219)

Net change in cash	(4,198)	759

Cash at beginning of year	6,555	5,796

Cash at end of year	$2,357	$6,555

Supplemental disclosure of cash flow information:
Cash paid for interest	$34	$49

Cash paid for income taxes	$38	$13

Supplemental disclosure of non-cash investing and financing activities:
Purchase of equipment with finance lease obligations	$-	$169